CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-182420 on Form S-8 of our reports dated August 28, 2014, relating to the consolidated financial statements and financial statement schedule of Coty Inc. and subsidiaries, and the effectiveness of Coty Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coty Inc. for the year ended June 30, 2014.

/s/ Deloitte & Touche LLP

New York, New York
August 28, 2014